NEWS

Charter Announces First Quarter 2024 Results

Stamford, Connecticut - April 26, 2024 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2024.

•First quarter total residential and small and medium business ("SMB") Internet customers decreased by 72,000. As of March 31, 2024, Charter served a total of 30.5 million residential and SMB Internet customers.

•First quarter total residential and SMB mobile lines increased by 486,000. As of March 31, 2024, Charter served a total of 8.3 million mobile lines.

•As of March 31, 2024, Charter had a total of 32.0 million residential and SMB customer relationships, excluding mobile-only relationships.

•First quarter revenue of $13.7 billion grew by 0.2% year-over-year, driven by residential mobile service revenue growth of 37.8% and residential Internet revenue growth of 1.9%.

•Net income attributable to Charter shareholders totaled $1.1 billion in the first quarter.

•First quarter Adjusted EBITDA1 of $5.5 billion grew by 2.8% year-over-year.

•First quarter capital expenditures totaled $2.8 billion and included $1.0 billion of line extensions.

•First quarter net cash flows from operating activities totaled $3.2 billion, compared to $3.3 billion in the prior year.

•First quarter free cash flow1 of $358 million decreased from $664 million in the prior year, primarily due to higher capital expenditures, mostly driven by Charter's network evolution and expansion initiatives and a one-time settlement payment in the first quarter of 2024.

•During the first quarter, Charter purchased 1.7 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for $567 million.

"Our differentiated converged connectivity products provide us with significant competitive advantages that position Charter for sustainable customer and financial growth," said Chris Winfrey, President and CEO of Charter.

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2024 (c)	March 31, 2023 (c)	Y/Y Change
Footprint
Estimated Passings (d)	57,351	55,885	2.6%

Customer Relationships (e)
Residential	29,797	29,996	(0.7)%
SMB	2,219	2,215	0.2%
Total Customer Relationships	32,016	32,211	(0.6)%

Residential	(107)	8	(115)
SMB	(3)	8	(11)
Total Customer Relationships Quarterly Net Additions	(110)	16	(126)

Total Customer Relationship Penetration of Estimated Passings (f)	55.8%	57.6%	(1.8) ppts

Monthly Residential Revenue per Residential Customer (g)	$120.48	$120.56	(0.1)%
Monthly SMB Revenue per SMB Customer (h)	$163.44	$164.58	(0.7)%

Residential Customer Relationships Penetration
One Product Penetration (i)	47.3%	46.0%	1.3 ppts
Two Product Penetration (i)	33.0%	32.8%	0.2 ppts
Three or More Product Penetration (i)	19.7%	21.1%	(1.4) ppts

% Residential Non-Video Customer Relationships	56.0%	52.5%	3.5 ppts

Internet
Residential	28,472	28,479	0.0%
SMB	2,044	2,030	0.7%
Total Internet Customers	30,516	30,509	0.0%

Residential	(72)	67	(139)
SMB	—	9	(9)
Total Internet Quarterly Net Additions	(72)	76	(148)

Video
Residential	13,111	14,260	(8.1)%
SMB	606	646	(6.2)%
Total Video Customers	13,717	14,906	(8.0)%

Residential	(392)	(237)	(155)
SMB	(13)	(4)	(9)
Total Video Quarterly Net Additions	(405)	(241)	(164)

Voice
Residential	6,438	7,473	(13.8)%
SMB	1,288	1,290	(0.2)%
Total Voice Customers	7,726	8,763	(11.8)%

Residential	(274)	(224)	(50)
SMB	(5)	4	(9)
Total Voice Quarterly Net Additions	(279)	(220)	(59)

Mobile Lines (j)
Residential	7,992	5,782	38.2%
SMB	260	196	32.9%
Total Mobile Lines	8,252	5,978	38.1%

Residential	473	666	(193)
SMB	13	20	(7)
Total Mobile Lines Quarterly Net Additions	486	686	(200)

Enterprise (k)
Enterprise Primary Service Units ("PSUs")	308	288	6.9%
Enterprise Quarterly Net Additions	5	4	1
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 7 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

As of March 31, 2024, Charter had 29.8 million residential customer relationships, excluding mobile-only relationships.

First quarter residential Internet customers decreased by 72,000, compared to an increase of 67,000 during the first quarter of 2023.

Charter is on plan to evolve its network at a lower cost than its competitors to offer symmetrical and multi-gigabit speeds across its entire footprint. Charter's Advanced WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of their connected devices with enhanced security and privacy is available to all Spectrum Internet customers.

Residential video customers decreased by 392,000 in the first quarter of 2024, compared to a decline of 237,000 in the first quarter of 2023. As of March 31, 2024, Charter had 13.1 million residential video customers. In October 2023, Charter began deploying Xumo Stream Boxes to video customers. The Xumo Stream Box combines a live TV experience with access to hundreds of the most popular direct-to-consumer TV applications, and features unified search and discovery along with a curated content offering based on the customer's interests and subscriptions. During the first quarter, Charter launched two new value-oriented Internet-delivered streaming TV packages, Spectrum TV® Stream and Spectrum Stream Latino, for Spectrum Internet customers. Spectrum TV Stream features many of the most popular news and entertainment networks, and Spectrum Stream Latino adds another option for Hispanic audiences to take advantage of Charter’s robust programming lineup.

During the first quarter of 2024, residential wireline voice customers declined by 274,000, compared to a decline of 224,000 in the first quarter of 2023. As of March 31, 2024, Charter had 6.4 million residential wireline voice customers.

During the first quarter of 2024, Charter added 473,000 residential mobile lines, compared to growth of 666,000 during the first quarter of 2023. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and offers the fastest overall speeds,1 with plans that include 5G access, do not require contracts and include taxes and fees in the price. Charter's converged offer, Spectrum One, and Spectrum Mobile are central to Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing. In April, Charter launched Anytime Upgrade, which is now included in the Spectrum Mobile Unlimited Plus data plan at no extra cost, and allows new and existing customers to upgrade their phones whenever they want, as many times as they want, eliminating the traditional wait times and condition requirements associated with phone upgrades.

First quarter 2024 monthly residential revenue per residential customer totaled $120.48, and decreased by 0.1% compared to the prior year period, given a lower mix of video customer relationships and a higher mix of lower priced video packages within Charter's video customer base, mostly offset by promotional rate step-ups, rate adjustments and the growth of Spectrum Mobile.

SMB customer relationships decreased by 3,000 in the first quarter of 2024, while first quarter 2023 SMB customer relationships grew by 8,000. Enterprise PSUs grew by 5,000 in the first quarter of 2024 versus 4,000 added in the first quarter of 2023.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the first quarter of 2024, Charter activated 73,000 subsidized rural passings. Within Charter's subsidized rural footprint, total residential and SMB customer relationships increased by 35,000 in the first quarter of 2024.

1.Fastest Overall Speed claim based on Global Wireless Solutions' combined cellular and WiFi speed test results in Spectrum service areas where WiFi is available. Cellular speeds vary by location.

First Quarter Financial Results
(in millions)

	Three Months Ended March 31,
	2024	2023	% Change
Revenues:
Internet	$5,826	$5,718	1.9%
Video	3,908	4,254	(8.1)%
Voice	374	373	0.3%
Mobile service	685	497	37.8%
Residential revenue	10,793	10,842	(0.4)%
Small and medium business	1,088	1,091	(0.3)%
Enterprise	708	682	3.8%
Commercial revenue	1,796	1,773	1.3%
Advertising sales	391	355	10.0%
Other	699	683	2.4%
Total Revenues	$13,679	$13,653	0.2%

Net income attributable to Charter shareholders	$1,106	$1,021	8.4%
Net income attributable to Charter shareholders margin	8.1%	7.5%

Adjusted EBITDA[1]	$5,497	$5,350	2.8%
Adjusted EBITDA margin	40.2%	39.2%

Capital Expenditures	$2,791	$2,464	13.3%

Net cash flows from operating activities	$3,212	$3,323	(3.3)%
Free cash flow[1]	$358	$664	(46.1)%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenues

First quarter revenue increased by 0.2% year-over-year to $13.7 billion, driven by growth in residential mobile service, residential Internet and advertising sales revenues, partly offset by lower residential video revenue.

Residential revenue totaled $10.8 billion in the first quarter, a decrease of 0.4% year-over-year.

Internet revenue grew by 1.9% year-over-year to $5.8 billion, driven by promotional rate step-ups and rate adjustments, partly offset by lower bundled revenue allocation.

Video revenue totaled $3.9 billion in the first quarter, a decrease of 8.1% compared to the prior year period, driven by a decline in video customers during the last year and a higher mix of lower priced video packages within Charter's video customer base, partly offset by promotional rate step-ups and video rate adjustments that pass through programmer rate increases.

Voice revenue grew by 0.3% year-over-year to $374 million, driven by voice rate adjustments, mostly offset by a decline in wireline voice customers over the last twelve months.

First quarter mobile service revenue totaled $685 million, an increase of 37.8% year-over-year, driven by mobile line growth and higher bundled revenue allocation.

Commercial revenue increased by 1.3% year-over-year to $1.8 billion, driven by enterprise revenue growth of 3.8% year-over-year, partly offset by a SMB revenue decrease of 0.3%. The year-over-year decrease in first quarter 2024 SMB revenue was driven by lower monthly SMB revenue per SMB customer primarily due to a higher mix of lower priced video packages and a lower number of voice lines per SMB customer relationship, partly offset by customer relationship growth. Enterprise revenue excluding wholesale increased by 5.5% year-over-year, mostly reflecting PSU growth.

First quarter advertising sales revenue of $391 million increased by 10.0% compared to the year-ago quarter, primarily driven by higher political revenue. Excluding political revenue in both periods, advertising sales revenue increased by 0.3% year-over-year due to higher advanced advertising revenue, mostly offset by a more challenged advertising market.

Other revenue totaled $699 million in the first quarter, an increase of 2.4% compared to the first quarter of 2023, primarily driven by higher mobile device sales.

Operating Costs and Expenses

First quarter programming costs decreased by $229 million, or 8.2% as compared to the first quarter of 2023, reflecting fewer video customers and a higher mix of lower cost packages within Charter's video customer base, partly offset by contractual programming rate increases, renewals and adjustments. First quarter 2024 programming costs include $28 million of favorable adjustments compared to $50 million of favorable adjustments in the prior year period.

Other costs of revenue increased by $130 million, or 9.8% year-over-year, primarily driven by higher mobile service direct costs and mobile device sales.

Costs to service customers was virtually unchanged year-over-year, with additional activity to support the growth of Spectrum Mobile and higher bad debt expense, offset by productivity improvements.

Sales and marketing expenses decreased by $26 million, or 2.7% year-over-year, primarily due to lower labor costs.

Other expenses increased by $5 million, or 0.5% as compared to the first quarter of 2023.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.1 billion in the first quarter of 2024, compared to $1.0 billion in the first quarter of 2023. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA and a gain on sale of assets, partly offset by higher income tax and interest expenses.

Net income per basic common share attributable to Charter shareholders totaled $7.66 in the first quarter of 2024 compared to $6.74 during the same period last year. The increase was primarily the result of the factors described above in addition to a 4.6% decrease in basic weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

First quarter Adjusted EBITDA of $5.5 billion grew by 2.8% year-over-year, reflecting growth in revenue of 0.2% and a decrease in operating expenses of 1.5%.

Capital Expenditures

Capital expenditures totaled $2.8 billion in the first quarter of 2024, an increase of $327 million compared to the first quarter of 2023. Line extensions capital expenditures totaled $1.0 billion in the first quarter of 2024, driven by Charter's subsidized rural construction initiative and continued network expansion across residential and commercial greenfield and market fill-in opportunities. First quarter capital expenditures excluding line extensions totaled $1.8 billion, compared to $1.6 billion in the first quarter of 2023, driven by higher spend on upgrade/rebuild (primarily network evolution) and CPE (primarily Xumo Stream Boxes).

Charter currently expects full year 2024 capital expenditures to total between $12.2 billion and $12.4 billion, including line extensions capital expenditures of approximately $4.5 billion and network evolution spend of approximately $1.6 billion, compared to $4.0 billion and $0.9 billion, respectively, in 2023. The actual amount of capital expenditures in 2024 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

During the first quarter of 2024, net cash flows from operating activities totaled $3.2 billion, compared to $3.3 billion in the prior year quarter. The year-over-year decrease in net cash flows from operating activities was primarily due to a one-time settlement payment in the first quarter of 2024, partly offset by higher Adjusted EBITDA.

Free cash flow in the first quarter of 2024 totaled $358 million, a decrease of $306 million compared to the first quarter of 2023. The year-over-year decrease in free cash flow was primarily driven by an increase in capital expenditures and a decrease in net cash flows from operating activities, partly offset by a less unfavorable change in accrued expenses related to capital expenditures.

Liquidity & Financing

As of March 31, 2024, total principal amount of debt was $97.8 billion and Charter's credit facilities provided approximately $2.9 billion of additional liquidity in excess of Charter's $661 million cash position.

Share Repurchases

During the three months ended March 31, 2024, Charter purchased 1.7 million shares of Charter Class A common stock and Charter Holdings common units for $567 million.

Webcast

Charter will host a webcast on Friday, April 26, 2024 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2024, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $371 million and $374 million for the three months ended March 31, 2024 and 2023, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2024	2023
Net income attributable to Charter shareholders	$1,106	$1,021
Plus: Net income attributable to noncontrolling interest	174	162
Interest expense, net	1,316	1,265
Income tax expense	446	374
Depreciation and amortization	2,190	2,206
Stock compensation expense	214	208
Other, net	51	114
Adjusted EBITDA (a)	$5,497	$5,350

Net cash flows from operating activities	$3,212	$3,323
Less: Purchases of property, plant and equipment	(2,791)	(2,464)
Change in accrued expenses related to capital expenditures	(63)	(195)
Free cash flow (a)	$358	$664

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended March 31,
	2024	2023	% Change
REVENUES:
Internet	$5,826	$5,718	1.9%
Video	3,908	4,254	(8.1)%
Voice	374	373	0.3%
Mobile service	685	497	37.8%
Residential revenue	10,793	10,842	(0.4)%
Small and medium business	1,088	1,091	(0.3)%
Enterprise	708	682	3.8%
Commercial revenue	1,796	1,773	1.3%
Advertising sales	391	355	10.0%
Other	699	683	2.4%
Total Revenues	13,679	13,653	0.2%

COSTS AND EXPENSES:
Programming	2,570	2,799	(8.2)%
Other costs of revenue	1,458	1,328	9.8%
Costs to service customers	2,094	2,095	—%
Sales and marketing	920	946	(2.7)%
Other expense (b)	1,140	1,135	0.5%
Total operating costs and expenses (b)	8,182	8,303	(1.5)%

Adjusted EBITDA (a)	$5,497	$5,350	2.8%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

See footnotes on page 7.
Addendum to Charter Communications, Inc. First Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2024	2023
REVENUES	$13,679	$13,653

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,396	8,511
Depreciation and amortization	2,190	2,206
Other operating (income) expense, net	(38)	10
	10,548	10,727
Income from operations	3,131	2,926

OTHER INCOME (EXPENSE):
Interest expense, net	(1,316)	(1,265)
Other expense, net	(89)	(104)
	(1,405)	(1,369)
Income before income taxes	1,726	1,557
Income tax expense	(446)	(374)
Consolidated net income	1,280	1,183
Less: Net income attributable to noncontrolling interests	(174)	(162)
Net income attributable to Charter shareholders	$1,106	$1,021

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$7.66	$6.74
Diluted	$7.55	$6.65
Weighted average common shares outstanding, basic	144,510,317	151,438,371
Weighted average common shares outstanding, diluted	146,643,199	153,538,359

Addendum to Charter Communications, Inc. First Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2024	2023
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$661	$709
Accounts receivable, net	3,004	2,965
Prepaid expenses and other current assets	731	458
Total current assets	4,396	4,132

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	40,349	39,520
Customer relationships, net	1,509	1,745
Franchises	67,396	67,396
Goodwill	29,668	29,668
Total investment in cable properties, net	138,922	138,329

OTHER NONCURRENT ASSETS	4,726	4,732

Total assets	$148,044	$147,193

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$10,926	$11,214
Current portion of long-term debt	—	2,000
Total current liabilities	10,926	13,214

LONG-TERM DEBT	97,965	95,777
DEFERRED INCOME TAXES	18,966	18,954
OTHER LONG-TERM LIABILITIES	4,581	4,530

SHAREHOLDERS' EQUITY:
Controlling interest	11,874	11,086
Noncontrolling interests	3,732	3,632
Total shareholders' equity	15,606	14,718

Total liabilities and shareholders' equity	$148,044	$147,193

Addendum to Charter Communications, Inc. First Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,280	$1,183
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,190	2,206
Stock compensation expense	214	208
Noncash interest, net	8	(3)
Deferred income taxes	21	(23)
Other, net	15	104
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(39)	70
Prepaid expenses and other assets	(366)	(336)
Accounts payable, accrued liabilities and other	(111)	(86)
Net cash flows from operating activities	3,212	3,323

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,791)	(2,464)
Change in accrued expenses related to capital expenditures	(63)	(195)
Other, net	(53)	(80)
Net cash flows from investing activities	(2,907)	(2,739)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	5,921	7,104
Repayments of long-term debt	(5,716)	(6,740)
Payments for debt issuance costs	(2)	(18)
Purchase of treasury stock	(516)	(912)
Proceeds from exercise of stock options	2	2
Purchase of noncontrolling interest	(95)	(122)
Distributions to noncontrolling interest	(3)	(3)
Other, net	56	(6)
Net cash flows from financing activities	(353)	(695)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(48)	(111)
CASH AND CASH EQUIVALENTS, beginning of period	709	645
CASH AND CASH EQUIVALENTS, end of period	$661	$534

CASH PAID FOR INTEREST	$1,236	$1,189
CASH PAID FOR TAXES	$78	$61

Addendum to Charter Communications, Inc. First Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	March 31, 2024(c)	December 31, 2023 (c)	March 31, 2023(c)
Footprint
Estimated Passings (d)	57,351	56,986	55,885

Customer Relationships (e)
Residential	29,797	29,904	29,996
SMB	2,219	2,222	2,215
Total Customer Relationships	32,016	32,126	32,211

Residential	(107)	(108)	8
SMB	(3)	(2)	8
Total Customer Relationships Quarterly Net Additions	(110)	(110)	16

Total Customer Relationship Penetration of Estimated Passings (f)	55.8%	56.4%	57.6%

Monthly Residential Revenue per Residential Customer (g)	$120.48	$119.41	$120.56
Monthly SMB Revenue per SMB Customer (h)	$163.44	$162.38	$164.58

Residential Customer Relationships Penetration
One Product Penetration (i)	47.3%	46.7%	46.0%
Two Product Penetration (i)	33.0%	33.1%	32.8%
Three or More Product Penetration (i)	19.7%	20.2%	21.1%

% Residential Non-Video Customer Relationships	56.0%	54.8%	52.5%

Internet
Residential	28,472	28,544	28,479
SMB	2,044	2,044	2,030
Total Internet Customers	30,516	30,588	30,509

Residential	(72)	(62)	67
SMB	—	1	9
Total Internet Quarterly Net Additions	(72)	(61)	76

Video
Residential	13,111	13,503	14,260
SMB	606	619	646
Total Video Customers	13,717	14,122	14,906

Residential	(392)	(248)	(237)
SMB	(13)	(9)	(4)
Total Video Quarterly Net Additions	(405)	(257)	(241)

Voice
Residential	6,438	6,712	7,473
SMB	1,288	1,293	1,290
Total Voice Customers	7,726	8,005	8,763

Residential	(274)	(248)	(224)
SMB	(5)	(3)	4
Total Voice Quarterly Net Additions	(279)	(251)	(220)

Mobile Lines (j)
Residential	7,992	7,519	5,782
SMB	260	247	196
Total Mobile Lines	8,252	7,766	5,978

Residential	473	532	666
SMB	13	14	20
Total Mobile Lines Quarterly Net Additions	486	546	686

Enterprise (k)
Enterprise Primary Service Units ("PSUs")	308	303	288
Enterprise Quarterly Net Additions	5	5	4

See footnotes on page 7.
Addendum to Charter Communications, Inc. First Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2024	2023
Customer premise equipment (l)	$635	$537
Scalable infrastructure (m)	328	354
Upgrade/rebuild (n)	481	289
Support capital (o)	388	394
Capital expenditures, excluding line extensions	1,832	1,574

Subsidized rural construction line extensions	427	371
Other line extensions	532	519
Total line extensions (p)	959	890
Total capital expenditures	$2,791	$2,464

Capital expenditures included in total related to:
Commercial services	$375	$367
Subsidized rural construction initiative (q)	$427	$391
Mobile	$59	$77

See footnotes on page 7.

Addendum to Charter Communications, Inc. First Quarter 2024 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(b)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(c)We calculate the aging of customer accounts based on the monthly billing cycle for each account in accordance with our collection policies. On that basis, at March 31, 2024, December 31, 2023 and March 31, 2023, customers included approximately 110,000, 135,800 and 119,800 customers, respectively, whose accounts were over 60 days past due, approximately 42,600, 54,700 and 42,100 customers, respectively, whose accounts were over 90 days past due and approximately 283,100, 286,000 and 217,800 customers, respectively, whose accounts were over 120 days past due. The increase in accounts past due more than 120 days is predominately due to pre-existing and incremental unsubsidized services, including video services. These customers are downgraded to a subsidized Internet-only service. Bad debt expense associated with these past due accounts has been reflected in our consolidated statements of operations.
(d)Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.
(e)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video, voice and mobile services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.
(f)Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.
(g)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile-only customer relationships.
(h)Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile-only customer relationships.
(i)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships, excluding mobile-only customers.
(j)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(k)Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.
(l)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(m)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(n)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative.
(o)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(p)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(q)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments, excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. First Quarter 2024 Earnings Release